Exhibit 99.1

KaloBios Pharmaceuticals, Inc.
260 East Grand Avenue
South San Francisco, CA 94080

KaloBios Completes Debt Financing of Up to $15 Million

Debt Financing Follows $20.25 Million in Gross Equity Raised in Second Quarter

South San Francisco, CA (September 6, 2012): KaloBios Pharmaceuticals, Inc. today announced that the company has completed a $10 million long-term debt financing with MidCap Financial SBIC, LP, with an option to borrow an additional $5 million by the end of the second quarter of 2013. The company also noted that, during the second quarter of 2012, it had closed a Series E Preferred Stock financing predominately to new institutional investors, raising gross proceeds of $20.25 million. Proceeds from the transactions will be used to advance the clinical development of the company’s proprietary patient-targeted monoclonal antibody therapeutics and for general corporate purposes.

“These new funds totaling up to approximately $35 million in gross proceeds will support Phase 2 clinical trials for KB003, our drug candidate for severe asthma, and KB001-A, our drug candidate for cystic fibrosis (CF) patients who are chronically infected with Pseudomonas aeruginosa (Pa); and a Phase 1 clinical trial for KB004, an anti-EphA3 mAb that has the potential to treat hematologic malignancies and solid tumors. These proceeds will also give us the financial flexibility to execute on our corporate plans,” said Jeffrey H. Cooper, KaloBios’ Chief Financial Officer.

About KaloBios

KaloBios Pharmaceuticals, Inc. is developing a portfolio of proprietary, patient-targeted, first-in-class monoclonal antibodies (mAbs) designed to significantly improve the lives of seriously ill patients with difficult-to-treat diseases.

Currently, KaloBios has three drug development programs:

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KB001-A, an anti-PcrV mAb fragment, is partnered with Sanofi Pasteur and is being developed for the treatment and prevention of Pa infection. KaloBios has retained rights for the cystic fibrosis indication and plans to initiate a Phase 2 study in CF subjects with chronic Pa infection.

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KB003, an anti-GM-CSF mAb with potential to treat inflammatory diseases is being developed for the treatment of severe asthma. KaloBios is initiating a Phase 2 study in asthma uncontrolled by corticosteroids in the third quarter of 2012.

•	KB004, an anti-EphA3 mAb, has potential in treating hematologic malignancies and solid tumors. KaloBios is currently testing this drug in a Phase 1 study in subjects with hematologic malignancies.

All the company’s antibodies were generated using its proprietary Humaneered™ technology, a method that converts nonhuman antibodies (typically mouse) into recombinant antibodies that have a high binding affinity to their target and are designed for chronic therapeutic use. The company believes that antibodies produced with its Humaneered™ technology offer important clinical and economic advantages over antibodies generated by other methods, in terms of high binding affinity, high manufacturing yields, and minimal to no immunogenicity (inappropriate immune response) upon repeat administration in humans.

For more information, visit http://www.kalobios.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the company’s clinical development (including by Sanofi Pasteur) of KB001-A, KB003 AND KB004. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the company’s dependence on Sanofi Pasteur for the development and commercialization of KB001-A; the company’s ability to successfully complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; and other factors listed under “Risk Factors” in the company’s Form 10 on file with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:	Media Contact:

Jeffrey H. Cooper	Joan E. Kureczka
Chief Financial Officer	Kureczka/Martin Associates
KaloBios Pharmaceuticals, Inc.	Tel: (415) 821-2413
Tel: (650) 243-3100	Mobile: (415) 690-0210
Joan@Kureczka-Martin.com